Exhibit 0(10) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

FEDERATED STOCK AND BOND FUND

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Stock and Bond Fund (the “Trust”), hereby consent, in accordance with the laws of the state of Delaware and Article III of the Declaration of Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-1A relating to the proposed establishment of the Trust.

WITNESS the due execution hereof this 16th day of May, 2008.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden

Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.

John T. Conroy, Jr. /S/ John T. Conroy, Jr.	John E. Murray, Jr. /S/ John E. Murray, Jr.

Nicholas P. Constantakis /S/ Nicholas P. Constantakis	R. James Nicholson /S/ R. James Nicholson

John F. Cunningham /S/ John F. Cunningham	Thomas M. O’Neill /S/ Thomas M. O’Neill

J. Christopher Donahue /S/ J. Christopher Donahue	Marjorie P. Smuts /S/ Marjorie P. Smuts

John S. Walsh /S/ John S. Walsh	James F. Will /S/ James F. Will